FORM OF
                              SUBLICENSE AGREEMENT


                  This Sublicense Agreement (the "Sublicense Agreement"), dated as of ________, 2007, is made by and among First Trust FTSE EPRA/NAREIT Global Real Estate Index Fund (the "Sublicensee"), FTSE International Limited ("Licensor"), and First Trust Advisors L.P. ("Licensee" or "Sublicensor").


                              W I T N E S S E T H :

                  WHEREAS, pursuant to that certain License Agreement, dated February 8, 2006, by and between Licensor and Licensee ("License Agreement"), Licensor has granted Licensee a license to use certain Indices and Index Trade Marks of Licensor (as further described in the License Agreement, the "Indices" and "Index Trade Marks") in connection with the operation, marketing and promotion of certain financial products (as further defined in the License Agreement, the "Fund");

                  WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the Fund and to use and refer to the Indices and Index Trade Marks in connection therewith; and

                  WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                  1. License. Sublicensor hereby grants to Sublicensee a non-exclusive and non-transferable sublicense to use the Indices and Index Trade Marks in connection with the issuance, operation, marketing and/or promotion of the Fund.

                  2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement and agrees to be bound by all the terms and conditions thereof, including, without limitation, those provisions imposing any obligations on the Licensee.

                  3. All notices served by Licensor upon the Licensee shall be deemed to apply also to Sublicensee unless otherwise stated in the relevant notice.

                  4. Sublicensee agrees to reimburse the Sublicensor for amounts paid by Sublicensor to Licensor for Charges.

                  5. This Sublicense Agreement shall be construed in accordance with the laws of the State of New York.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Sublicense Agreement as of the date first set forth above.


                                      FIRST TRUST FTSE/EPRA NAREIT GLOBAL
                                      REAL ESTATE INDEX FUND

                                      ____________________________________
                                      By:_________________________________
                                      Title:______________________________



                                      FIRST TRUST ADVISORS L.P.


                                      ____________________________________
                                      By:_________________________________
                                      Title:______________________________